Exhibit 10.7

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (this “Agreement”), dated as of July     , 2006 and effective as of the initial Closing Date (as such term is defined in the Amended and Restated Securities Purchase Agreement dated as of July     , 2006, by and among Spirit Airlines. Inc., a Delaware corporation (the “Company”), Spirit Aviation Services, LLC, a Michigan limited liability company, OCM Spirit Holdings II, LLC, a Delaware limited liability company, Indigo Florida L.P., a Cayman Islands exempt limited partnership, and Indigo Miramar LLC a Delaware limited liability company (collectively and without differentiation, the “Indigo Purchasers”), and the other parties thereto (the “Purchase Agreement”), is made by and between Indigo Partners LLC (the “Consultant”) and the Company.

WHEREAS, the Indigo Purchasers are acquiring shares of the Company’s Class A Common Stock and Class B Common Stock, par value $0.0001 per share (the “Stock”), on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Company desires to receive financial and management consulting services from the Consultant and to obtain the benefit of the experience of the Consultant in business and financial management;

WHEREAS, the Consultant is willing, in connection with the Indigo Purchasers’ acquisition of the Stock, to provide financial and management consulting services to the Company; and

WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate the Consultant for providing such financial and management consulting services to the Company and for arranging the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the Consultant and the Company hereby agree as follows:

1. Engagement. The Company hereby engages the Consultant as a financial and management consultant, and the Consultant hereby agrees to provide financial and management consulting services to the Company, in each case on the terms and subject to the conditions set forth below.

2. Services of the Consultant. The Consultant hereby agrees during the term of this Agreement to consult with the board of directors of the Company (the “Board”) and the management of the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including with respect to:

(i)	business strategy;

(ii)	budgeting of future corporate investments;

(iii)	acquisition and divestiture strategies; and

(iv)	debt and equity financings.

3. Personnel. The Consultant shall provide, and devote to the performance of this Agreement such employees, agents and representatives of the Consultant as the Consultant shall deem appropriate for the furnishing of the services provided hereunder.

4. Consulting Fees. The Company shall pay to the Consultant an annual consulting fee of $800,000.00 in immediately available funds (the “Consulting Fee”). The Consulting Fee shall be payable in arrears in equal quarterly installments of $200,000 each with the first payment due on September 30, 2006. In the event the Initial Closing Date is after July 1, 2006, the Consulting Fee for the first quarter shall be payable on a pro rata basis based on the actual number of days elapsed in the quarter for that quarter.

5. Expenses. Upon presentation of appropriate documentation, the Company shall promptly reimburse the Consultant for all reasonable fees and expenses (including, without limitation, reasonable legal, accounting, consulting, travel and other third party fees and expenses) incurred by or on behalf of the Consultant or any of its affiliates or its or their respective stockholders, members, partners, directors. managers, officers, employees, agents and representatives (collectively, the “Representatives”) in connection with the rendering of any services hereunder (including, without limitation, expenses incurred in connection with the consummation of the transactions contemplated by the Purchase Agreement and in connection with attending Company-related meetings).

6. Term. The term of this Agreement will commence on the date hereof and continue until the date that the Purchaser and its affiliates own less than 10% of the Stock (and/or any securities issued upon conversion thereof or in exchange therefore) acquired by the Purchaser pursuant to the Purchase Agreement. Notwithstanding the foregoing, the termination or expiration of the term of this Agreement, whether pursuant to this paragraph or otherwise, shall not affect the Company’s obligations hereunder to pay (i) the Consulting Fee for all periods up to and including the date on which such termination or expiration occurs (determined on a pro rata basis for any partial period based on the actual number of days elapsed in such period) and (ii) all reasonable fees and expenses incurred by the Consultant, its affiliates and/or its or their respective Representatives in connection with the rendering of services hereunder on or prior to the date on which such termination or expiration occurs.

7. Liability. Neither the Consultant nor any of its affiliates or its or their respective Representatives shall he liable to the Company or any of its respective affiliates or subsidiaries for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence or willful misconduct of the Consultant.

8. Indemnification. The Company hereby agrees to indemnify and hold harmless the Consultant, its affiliates and its and their respective Representatives against and from any and all losses, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of the Consultant’s fraud, willful misconduct or gross negligence.

9. Independent Contractor Status. The Consultant and the Company acknowledge and agree that the Consultant will perform services hereunder as an independent contractor, retaining control over and responsibility for its operations and personnel. Neither the Consultant nor any of its affiliates or its or their respective Representatives shall be considered employees or agents of the Company as a result of this Agreement nor shall the Consultant or any of its affiliates or its or their respective Representatives have any authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

10. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or in such other address as shall be given in writing, by one party to the other):

If to the Consultant:

Indigo Partner, LLC

2525 E. Camelback Road

Suite 800

Phoenix, AZ 85016

Facsimile: (602) 224-1555

Attn: Managing Member

If to the Company:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Telephone: (954) 447-7965

Facsimile: (954) 447-7979

Attention: Chief Executive Officer

11. Entire Agreement; Modification. This Agreement, the documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof. No provision of this Agreement may be amended, modified or waived without the prior written consent of the Company and the Consultant.

12. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

13. Assignment. Neither the Consultant nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other party hereto, except that the Consultant may assign its rights and obligations to any of its affiliates.

14. Successors. This Agreement and all the Obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

15. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement.

16. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Professional Services Agreement to be duly executed and delivered on the date and year first above written.

INDIGO PARTNERS LLC

/s/ W. A. Franke
By:	William A. Franke
Its:	President and Managing Partner

SPIRIT AIRLINES, INC.

By:
Its:

IN WITNESS WHEREOF, the parties hereto have caused this Professional Services Agreement to be duly executed and delivered on the date and year first above written.

INDIGO PARTNERS LLC

By:
Its:

SPIRIT AIRLINES, INC.

/s/ B. Ben Baldanza
By:	B. Ben Baldanza
Its:	President & CEO